                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No.3)




                               Health Power, Inc.
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                                (Name of Issuer)



                          Common Stock, $.01 par value
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                         (Title of Class of Securities)


                                  42219G 10 3
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                                 (CUSIP Number)




Check the following if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                                  SCHEDULE 13G

 CUSIP NO. 42219G 10 3

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |  Benard F. Master, D.O                                                                           |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                             ----- |
|     |                                                                                         (b) [   ] |
|     |  The reporting person disclaims membership in any group.                                   ----- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |  United States of America                                                                         |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |   1,189,936                                                     |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |   4,000                                                         |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |   1,189,936                                                     |
|                               |-------|-----------------------------------------------------------------|
|             PERSON            |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                                                                 |
|              WITH             |       |   4,000                                                         |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |   1,207,492                                                                                       |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                    |
|     | SHARES*                                                                                     [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                |
|     |                                                                                                   |
|     |   31.5%                                                                                           |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON                                                                         |
|     |                                                                                                   |
|     |  IN                                                                                               |
-----------------------------------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON  D.C.  20549

                                  SCHEDULE 13G

                 Under the Securities and Exchange Act of 1934

                               (Amendment No.3)

ITEM 1 (A).  NAME OF ISSUER:

       Health Power, Inc.
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ITEM 1 (B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

        1209 Orange Street, Wilmington, Delaware 19801
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ITEM 2 (A).  NAME OF PERSON FILING:

         Bernard F. Master, D.O.
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ITEM 2 (B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         560 East Town Street, Columbus, Ohio 43215
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ITEM 2 (C).  CITIZENSHIP:

         United States of America
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ITEM 2 (D).  TITLE OF CLASS OF SECURITIES:

         Common Stock, $.01 par value
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ITEM 2 (E).  CUSIP NUMBER:

         42219G 10 3
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ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B),
          INDICATE TYPE OF PERSON FILING:


Not Applicable
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ITEM 4.   OWNERSHIP:

          The information contained in rows 5 through 9, inclusive, and row 11 of the cover page are incorporated herein by reference.
          --------------------------------------------------------------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not Applicable
          --------------

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON:

          Not Applicable
          --------------

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
          PARENT HOLDING COMPANY:

          Not Applicable
          --------------

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP:

          Not Applicable
          --------------

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable
          --------------

ITEM 10.  CERTIFICATION

          Not Applicable
          --------------


                                  SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 1998                             /s/ Bernard F. Master, D.O.
                                              ------------------------------
                                              Bernard F. Master, D.O.